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                                  Exhibit 11.1

                        INTEGRATED SILICON SOLUTION, INC.
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                             Years Ended
                                                            September 30,
                                                   1996         1995         1994
                                                  -------   --------------  -------
Net income .................................      $ 1,015      $29,653      $ 4,612
                                                  =======      =======      =======
Computation of weighted average common and
  common equivalent shares outstanding:

  Weighted average common shares
    outstanding ............................       17,457       12,128        4,778

  Common equivalent shares from dilutive
    preferred stock ........................           --        2,805        7,829

  Common equivalent shares from dilutive
    common stock options and warrants ......          899        1,470          616

  Common equivalent shares from stock and
    stock options granted during the twelve-
    month period prior to the Company's
    initial public offering ................           --          131          524
                                                  -------      -------      -------
Shares used in per share calculations ......       18,356       16,534       13,747
                                                  =======      =======      =======
Net income per share .......................      $  0.06      $  1.79      $  0.34
                                                  =======      =======      =======